Exhibit 10.1

BUSINESS COMBINATION AGREEMENT

BETWEEN:

DARIEN BUSINESS DEVELOPMENT CORP.

- and -

VIREO HEALTH, INC.

- and -

VIREO FINCO (CANADA) INC.

- and –

1197027 B.C. LTD.

- and –

DARIEN MERGER SUB, LLC

Dated February 13, 2019

TABLE OF CONTENTS

Article I GENERAL	3
1.1 Defined Terms	3
1.2 Pre-Business Combination – Name Change, Reclassification, Creation of Shares, and Consolidation	3
1.3 Business Combination – Financing of Canadian Finco	3
1.4 Business Combination – Preferred Stockholders of Vireo Become Common Stockholders of Vireo	3
1.5 Business Combination – Contribution of Interests to Darien	3
1.6 Business Combination – Exchange of Vireo Shares for Darien Shares pursuant to the Merger with US Subco	4
1.7 Business Combination – Exchange of Subscription Receipts	5
1.8 Business Combination - Amalgamation	5
1.9 Business Combination – Wind up of Amalco	7
1.10 U.S. Tax Matters	8
1.11 Board of Directors and Officers	8

Article II REPRESENTATIONS AND WARRANTIES OF VIREO	9
2.1 Organization and Good Standing	8
2.2 Consents, Authorizations, and Binding Effect	9
2.3 Litigation and Compliance	10
2.4 Financial Statements	11
2.5 Brokers	11
2.6 Taxes	11

Article III REPRESENTATIONS AND WARRANTIES OF CANADIAN FINCO	12
3.1 Organization and Good Standing	12
3.2 Consents, Authorizations, and Binding Effect	12

Article IV REPRESENTATIONS AND WARRANTIES OF Darien, B.C. Subco AND US SUBCO	13
4.1 Organization and Good Standing	14
4.2 Consents, Authorizations, and Binding Effect	14
4.3 Litigation and Compliance	15
4.4 Public Filings; Financial Statements	16
4.5 Taxes	17
4.6 Pension and Other Employee Plans and Agreement	17
4.7 Labour Relations	17
4.8 Contracts, Etc.	18
4.9 Absence of Certain Changes, Etc.	18
4.10 Subsidiaries	19
4.11 Capitalization	19
4.12 Environmental Matters	20
4.13 Licence and Title	20
4.14 Indebtedness	20
4.15 Undisclosed Liabilities	20
4.16 Due Diligence Investigations	21
4.17 Brokers	21
4.18 Anti-Bribery Laws	21

Article V CONDITIONS TO OBLIGATIONS OF Darien, B.C. Subco or US Subco	22
5.1 Conditions Precedent to Completion of the Business Combination	22

Article VI CONDITIONS TO OBLIGATIONS OF Vireo AND CANADIAN FINCO	22
6.1 Conditions Precedent to Completion of the Business Combination	22

Article VII MUTUAL CONDITIONS PRECEDENT	23
7.1 Mutual Conditions Precedent	23

Article VIII CLOSING	24
8.1 Closing	24
8.2 Termination of this Agreement	24
8.3 Survival of Representations and Warranties; Limitation	24

Article IX MISCELLANEOUS	25
9.1 Further Actions	25
9.2 Entire Agreement	25
9.3 Descriptive Headings	25
9.4 Notices	25
9.5 Governing Law	26
9.6 Enurement and Assignability	26
9.7 Confidentiality	26
9.8 Remedies	27
9.9 Waivers and Amendments	27
9.10 Illegalities	27
9.11 Currency	27
9.12 Third-Party Beneficiaries	27
9.13 Counterparts	27

Schedule A DEFINITIONS	A-1

Schedule B MERGER AGREEMENT	B-1

BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT dated February 13, 2019 is made

BETWEEN:

DARIEN BUSINESS DEVELOPMENT CORP., a corporation existing under the laws of British Columbia

(hereinafter referred to as “Darien”)

- and -

VIREO HEALTH, INC., a corporation existing under the laws of Delaware

(hereinafter referred to as “Vireo”)

-and -

DARIEN MERGER SUB, LLC, a limited liability company existing under the laws of Delaware

(hereinafter referred to as “US Subco”)

-and -

VIREO FINCO (CANADA) INC., a corporation existing under the laws of British Columbia

(hereinafter referred to as “Canadian Finco”)

-and -

1197027 B.C. LTD., a corporation existing under the laws of British Columbia

(hereinafter referred to as “B.C. Subco”)

WHEREAS the Parties (as hereinafter defined) have agreed, subject to the satisfaction of certain conditions precedent, concurrently with the Amalgamation (as hereinafter defined), and the US Merger (as hereinafter defined) to complete a Business Combination (as hereinafter defined) pursuant to which the business of Vireo shall become the business of Darien;

AND WHEREAS, prior to the Business Combination, Darien will consolidate (the “Consolidation”) its common shares in an amount to be agreed between Vireo and Darien, such that the outstanding post-consolidation common shares of Darien (the “Darien Shares”) will have an aggregate value of US$3 million, based on the issue price of the Subscription Receipts (as hereinafter defined).

AND WHEREAS, prior to the Amalgamation and the US Merger, Vireo will recapitalize its share structure so that:

(i)	each share of preferred stock of Vireo (“Vireo Preferred Stock”) will be automatically converted into one fully paid and non-assessable share of common stock of Vireo (“Vireo Common Stock”); and

(ii)	certain stockholders of Vireo will exchange their shares of Vireo Common Stock for Subordinate Voting Shares (as hereinafter defined).

AND WHEREAS prior to the Effective Time (as hereinafter defined), Darien will (i) complete the Name Change (as hereinafter defined), (ii) complete the Reclassification (as hereinafter defined) whereby Darien will alter the Articles and notice of articles of Darien to re-designate the Darien Shares as Subordinated Voting Shares (as hereinafter defined); (iii) create a new class of Multiple Voting Shares (as hereinafter defined) and Super Voting Shares (as hereinafter defined); and (iv) complete the Consolidation (as hereinafter defined).

AND WHEREAS the Parties have agreed, subject to the satisfaction of certain conditions precedent concurrently with the US Merger, that Darien, Canadian Finco and B.C. Subco will carry out a three-cornered Amalgamation pursuant to Section 269 of the Business Corporations Act (British Columbia) (the “BCBCA”) pursuant to which, among other things:

(i)	each B.C. Subco Share (as hereinafter defined) will be exchanged for one Amalco Share (as hereinafter defined); and

(ii)	each Canadian Finco Share (as hereinafter defined) held by Canadian Finco Shareholders (as hereinafter defined) will be exchanged for one Subordinated Voting Share;

AND WHEREAS the Parties have agreed, subject to the satisfaction of certain conditions precedent, concurrently with the Amalgamation, to carry out a merger of Vireo and US Subco, whereby US Subco will be merged with and into Vireo, pursuant to Title 8, Section 267 of the Delaware General Corporation Law (the “DGCL”) and Title 6, Section 209 of the Delaware Limited Liability Company Act (the “DLLCA”) pursuant to which, among other things:

(i)	each class or series of capital stock of US Subco issued and outstanding, immediately prior to the Effective Time will be cancelled;

(ii)	certain stockholders of Vireo will thereafter exchange their Vireo Common Stock for Subordinate Voting Shares at an exchange rate ranging from 38 to 46 Subordinate Voting Shares for each share of Vireo Common Stock held (with the actual exchange ratio depending on the pre-money valuation of Vireo estimated to be between $500 million and $600 million). All other holders of Vireo Common Stock will exchange their Vireo Common Stock for Multiple Voting Shares at an exchange rate ranging from 0.38 to 0.46 of a Multiple Voting Share per share of Vireo Common Stock held (with the actual exchange ratio depending on the pre-money valuation of Vireo estimated to be between $500 million and $600 million) or Super Voting Shares at an exchange rate ranging from 0.38 to 0.46 of a Super Voting Share per share of Vireo Common Stock held (with the actual exchange ratio depending on the pre-money valuation of Vireo estimated to be between $500 million and $600 million); and

(iii)	US Subco will merge with and into Vireo, with Vireo continuing as the surviving corporation with Darien being the sole stockholder of the merged company, and the separate existence of US Subco will cease (altogether, the “US Merger”).

AND WHEREAS, the Parties wish to make certain representations, warranties, covenants and agreements in connection with the Business Combination;

NOW THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound hereby, the Parties agree as follows:

Article I
GENERAL

1.1	Defined Terms

Capitalized terms used herein and not otherwise defined has the meanings ascribed to such terms in Schedule A.

1.2	Pre-Business Combination – Name Change, Reclassification, Creation of Shares, and Consolidation

Immediately prior to the steps in sections 1.3 and 1.4, Darien shall take all necessary steps to give effect to and implement the Name Change, the Consolidation, the Reclassification, the creation of the Super Voting Shares and Multiple Voting Shares, upon and subject to the terms of this Agreement.

1.3	Business Combination – Financing of Canadian Finco

Certain investors will invest cash for subscription receipts (the “Subscription Receipts”) of Canadian Finco, with each Subscription Receipt representing the right of the holder thereof to receive, upon the occurrence of certain events set forth in the terms attached to the Subscription Receipts, one Canadian Finco Share, without any further act or formality, and for no additional consideration.

1.4	Business Combination – Preferred Stockholders of Vireo Become Common Stockholders of Vireo

Prior to the US Merger and the Amalgamation, pursuant to a recapitalization of Vireo, holders of Vireo Preferred Stock will convert their Vireo Preferred Stock into Vireo Common Stock in accordance with the terms of the Vireo Preferred Stock.

1.5	Business Combination – Contribution of Interests to Darien

Prior to the US Merger and the Amalgamation, Vireo will provide Canadian holders of Vireo Common Stock the opportunity to contribute those shares to Darien for Subordinate Voting Shares pursuant to the elective provisions of s 85(1) of the Income Tax Act (Canada)

1.6	Business Combination – Exchange of Vireo Shares for Darien Shares pursuant to the Merger with US Subco

(a)	Darien, US Subco and Vireo agree to enter into a merger agreement whereby US Subco will merge with and into Vireo in accordance with Title 8, Section 267 of the Delaware General Corporation Law (the “DGCL”) and Title 6, Section 209 of the Delaware Limited Liability Company Act (the “DLLCA”) (the “Merger Agreement”).

(b)	Contemporaneously with the execution of the Merger Agreement, Vireo and Darien shall execute and file with the secretary of state of the State of Delaware as soon as practicable thereafter, a certificate of merger in accordance with the DGCL and the DLLCA.

(c)	Immediately prior to the Effective Time, Vireo will effectuate a recapitalization pursuant to which each share of Vireo Preferred Stock shall be exchanged for one fully paid and non-assessable share of Vireo Common Stock and Canadian stockholders of Vireo will exchange their Vireo Common Stock for Subordinate Voting Shares.

(d)	At the Effective Time and as a result of the US Merger:

(i)	each share of capital stock of US Subco issued and outstanding immediately prior to the Effective Time will be canceled and no consideration shall be issued in respect thereof.

(ii)	US Subco will merge with and into Vireo, with Vireo continuing as the surviving corporation and the separate existence of US Subco shall cease.

(iii)	following paragraph 1.8(c) to this Agreement, each person outside the United States shall receive approximately 38-46 Subordinate Voting Shares (with the actual exchange ratio depending on the pre-money valuation of Vireo estimated to be between $500 million and $600 million) for each share of Vireo Common Stock held immediately prior to the Effective Time.

(iv)	following paragraph 1.8(c) to this Agreement, each person in the United States shall receive approximately 0.38-0.46 of a Multiple Voting Share (with the actual exchange ratio depending on the pre-money valuation of Vireo estimated to be between $500 million and $600 million) in exchange for each issued and outstanding share of Vireo Common Stock held immediately prior to the Effective Time.

(v)	following paragraph 1.8(c) to this Agreement, Kyle Kingsley shall receive approximately 0.38-0.46 of a Super Voting Share (with the actual exchange ratio depending on the pre-money valuation of Vireo estimated to be between $500 million and $600 million) in exchange for each issued and outstanding share of Vireo Common Stock held immediately prior to the Effective Time.

(vi)	each warrant issued and outstanding immediately prior to the Effective Time will be exchanged for a warrant entitling the holder to receive, in lieu of Vireo Preferred Stock or Vireo Common Stock, that many Subordinate Voting Shares that such holder would have been entitled to receive, if on the effective date thereof, the holder had been the registered holder of the number of Vireo Preferred Stock or Vireo Common Stock to which he or she was entitled to receive upon the exercise of the warrants and on the same terms and conditions set forth in the applicable warrant certificate.

(vii)	each option, stock appreciation right, restricted stock units and restricted stock issued and outstanding immediately prior to the Effective Time will be exchanged for an option, stock appreciation right, restricted stock units and restricted stock entitling the holder to receive, in lieu of Vireo Preferred Stock or Vireo Common Stock, that many Subordinate Voting Shares that such holder would have been entitled to receive if, on the effective date thereof, the holder had been the registered holder of the number of Vireo Preferred Stock or Vireo Common Stock to which he or she was entitled to receive upon the exercise or settlement of such award and on the same terms and conditions as set forth in Vireo’s Equity Incentive Plan and the applicable award agreement.

1.7	Business Combination – Exchange of Subscription Receipts

The Subscription Receipts will automatically be exchanged for Canadian Finco Shares pursuant to the terms and conditions of the Subscription Receipts and the Subscription Receipt Agreement.

1.8	Business Combination - Amalgamation

(a)	Canadian Finco and Darien agree to effect the combination of their respective businesses and assets by way of a “three-cornered amalgamation” among Darien, B.C. Subco and Canadian Finco.

(b)	Darien has called the Darien Meeting and prepared and mailed the Darien Circular to the Darien Shareholders. Darien shall not amend or supplement the Darien Circular without the prior written consent of Vireo, such consent not to be unreasonably withheld or delayed.

(c)	(i) Canadian Finco has obtained the written consent resolution of the Canadian Finco Shareholders approving the Amalgamation; and (ii) Darien has executed a written consent resolution approving the B.C. Subco Amalgamation Resolution.

(d)	Upon the completion of the Consolidation, the Name Change, the Reclassification and the creation of the Multiple Voting Shares and Super Voting Shares, B.C. Subco and Canadian Finco shall jointly complete and file the Amalgamation Application with the British Columbia Registrar of Companies under the BCBCA.

(e)	Upon the issue of a Certificate of Amalgamation giving effect to the Amalgamation, B.C. Subco and Canadian Finco shall be amalgamated and shall continue as one corporation effective on the date of the Certificate of Amalgamation (the “Effective Date”) under the terms and conditions prescribed in the Amalgamation Agreement.

(f)	At the Effective Time and as a result of the Amalgamation:

(i)	each holder of Canadian Finco Shares shall receive one fully-paid and non-assessable Subordinated Voting Share for each Canadian Finco Share held, following which all such Canadian Finco Shares shall be cancelled;

(ii)	Darien shall receive one fully paid and non-assessable Amalco Share for each one B.C. Subco Share held by Darien, following which all such B.C. Subco Shares shall be cancelled;

(iii)	each holder of Canadian Finco Compensation Options shall receive one Darien Compensation Option for each Canadian Finco Compensation Option held, following which all such Canadian Finco Compensation Options shall be cancelled.

(iv)	in consideration of the issuance of Subordinated Voting Shares pursuant to paragraph 1.6(f)(i), Amalco shall issue to Darien one Amalco Share for each Subordinated Voting Share issued;

(v)	Darien shall add to the capital maintained in respect of the Subordinated Voting Shares an amount equal to the aggregate paid-up capital for purposes of the ITA of the Canadian Finco Shares immediately prior to the Effective Time;

(vi)	Amalco shall add to the capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the ITA of the B.C. Subco Shares and Canadian Finco Shares immediately prior to the Amalgamation;

(vii)	no fractional Subordinated Voting Shares shall be issued to holders of Canadian Finco Shares; in lieu of any fractional entitlement, the number of Subordinated Voting Shares issued to each former holder of Canadian Finco Shares shall be rounded down to the next lesser whole number of Subordinated Voting Shares without any payment in respect of such fractional Subordinated Voting Share;

(viii)	Darien shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to transactions contemplated by this Agreement to any holder of Canadian Finco Shares such amounts as are required to be deducted and withheld with respect to such payment under the ITA or any provision of provincial, state, local or foreign tax law, in each case as amended; to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Canadian Finco Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority; and

(ix)	Amalco will become a wholly-owned subsidiary of Darien.

(g)	At the Effective Time:

(i)	subject to subsection 1.6(f)(i), the registered holders of Canadian Finco Shares shall become the registered holders of the Subordinated Voting Shares to which they are entitled, calculated in accordance with the provisions hereof; Darien shall deliver the Subordinated Voting Shares to former holders of Canadian Finco Shares electronically or in physical form in accordance with the instructions of the former holder thereof, without the need for such holder to surrender certificates representing the Canadian Finco Shares and absent such instructions, Darien shall provide the Subordinated Voting Shares in the same form as such holder previously held the Subscription Receipts; and

(ii)	Darien shall become the registered holder of the Amalco Shares to which it is entitled, calculated in accordance with the provisions hereof, and shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled, calculated in accordance with the provisions hereof.

(h)	At the Effective Time, the registered holders of Canadian Finco Compensation Options shall become the registered holders of Darien Compensation Options to which they are entitled in accordance with the provisions hereof. Darien shall deliver certificates representing the Darien Compensation Options to former holders of Canadian Finco Compensation Options in accordance with the instructions of former holders thereof.

(i)	Subject to the provisions of the BCBCA, the following provisions shall apply to Amalco:

(i)	without in any way restricting the powers conferred upon Amalco or its board of directors by the BCBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

(A)	borrow money upon the credit of Amalco;

(B)	issue, re-issue, sell or pledge debt obligations of Amalco;

(C)	subject to the provisions of the BCBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

(D)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco; and

(ii)	the board of directors may from time to time delegate to a director, a committee of directors or an officer of Amalco any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine at the time of such delegation.

1.9	Business Combination – Wind up of Amalco

Amalco will be wound up into Darien and the assets of Amalco (which will consist of the funds invested by the investors for Subscription Receipts, net of expenses) will be transferred to Darien.

1.10	U.S. Tax Matters

Each Party agrees that: (a) the contributions described in Section 1.5 (Contribution of Interests to Vireo) are intended to constitute a single integrated transaction qualifying as a tax-deferred contribution pursuant to Section 351 of the Code; and (b) the transactions set forth in Section 1.3 (Financing of Canadian Finco), Section 1.4 (Preferred Stockholders of Vireo Become Common Stockholders of Vireo), Section 1.5 (Contribution of Interests to Darien), Section 1.6 (Exchange of Vireo Shares for Darien Shares pursuant to the Merger with US Subco), Section 1.7 (Exchange of Subscription Receipts), Section 1.8 (Amalgamation), Section 1.9 (Wind up of Amalco), are intended to constitute a single integrated transaction qualifying as a tax-deferred contribution pursuant to Section 351 of the Code, (c) such Party shall retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulations section 1.351-3 in connection with each of the transactions set forth in subsections (a) and (b), and (d) such Party shall otherwise use its best efforts to cause the transactions set forth in subsections (a) and (b) to qualify as a tax-deferred contribution, in each case pursuant to Section 351 of the Code. In connection with transactions described in subsection (b), the Parties agree to treat Darien as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Except as otherwise required by this Agreement, no Party shall take any action, fail to take any action, cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent (1) the transactions described in subsections (a) and (b) from each qualifying as a tax-deferred contribution within the meaning of Section 351 of the Code, or (2) Darien from being treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Each Party hereto agrees to act in good faith, consistent with the terms of this Agreement and the intent of the Parties and the intended treatment of such transactions as set forth in this Section 1.10. Notwithstanding the foregoing, no Party makes any representation, warranty or covenant to any other party or to any shareholder of Vireo, US Subco or Canadian Finco or other holder of Vireo, US Subco or Canadian Finco securities (including, without limitation, stock options, warrants, subscription receipts, debt instruments or other similar rights or instruments) regarding the tax treatment of the transactions contemplated by this Agreement, including, but not limited to, whether the transactions described in subsections (a) and (b) will each qualify as a tax-deferred contribution within the meaning of Section 351 of the Code or whether Darien will be treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code as a result of the transactions set forth in subsection (b).

1.11	Board of Directors and Officers

Each of the Parties hereby agrees that concurrently with the completion of the Business Combination, all of the current directors and officers of Darien, B.C. Subco and US Subco shall resign without payment by or any liability to Darien, Canadian Finco, US Subco, B.C. Subco or Amalco, and each such director and officer shall execute and deliver a release in favour of Darien, B.C. Subco, Canadian Finco, US Subco and Amalco, in a form acceptable to Darien and Vireo, each acting reasonably, and the board of directors of Darien shall be set at seven directors and consist initially of seven directors and be comprised of the following persons, or such other other person as may be designated by Vireo (collectively, the “New Darien Directors”):

Kyle Kingsley	Chairman
Amber Shimpa	Director
Ari Hoffnung	Director
Chad Martinson	Director
Judd Nordquist	Director
Amy Langer	Director
Chelsea Grayson	Director

Article II

REPRESENTATIONS AND WARRANTIES OF VIREO

Vireo represents and warrants to and in favour of Darien, B.C. Subco and US Subco and acknowledges that Darien, B.C. Subco and US Subco are relying on such representations and warranties in connection with this Agreement and the transactions contemplated herein:

2.1	Organization and Good Standing

(a)	Vireo is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on Vireo.

(b)	Vireo has the corporate power and authority to own, lease or operate its properties and to carry on its business as now conducted.

2.2	Consents, Authorizations, and Binding Effect

(a)	Vireo may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i)	Approval of the Vireo shareholders;

(ii)	consents, approvals, authorizations and waivers which have been obtained (or will be obtained prior to the Effective Date) and are unconditional, and in full force and effect, and notices which have been given on a timely basis; or

(iii)	those which, if not obtained or made, would not prevent or delay the consummation of the Business Combination or otherwise prevent Vireo from performing its respective obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect on Vireo.

(b)	Vireo has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)	This Agreement has been duly executed and delivered by Vireo and constitutes a legal, valid, and binding obligation of each, enforceable against Vireo in accordance with its terms, except:

(i)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)	that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d)	The execution, delivery, and performance of this Agreement will not:

(i)	constitute a violation of the constating documents of Vireo;

(ii)	conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which Vireo is a party or as to which any of its property is subject which in any such case would have a Material Adverse Effect on Vireo;

(iii)	constitute a violation of any Law applicable or relating to Vireo or its business except for such violations which would not have a Material Adverse Effect on Vireo; or

(iv)	result in the creation of any lien upon any of the assets of Vireo other than such liens as would not have a Material Adverse Effect on Vireo.

(e)	Other than pursuant to this Agreement, neither Vireo nor any Affiliate or Associate of Vireo nor, to the knowledge of Vireo, any director or officer of Vireo beneficially owns or has the right to acquire a beneficial interest in any Darien Shares.

2.3	Litigation and Compliance

(a)	There are no actions, suits, claims or proceedings, whether in equity or at law or, any Governmental investigations pending or, to the knowledge of Vireo, threatened:

(i)	against or affecting Vireo or with respect to or affecting any asset or property owned, leased or used by Vireo; or

(ii)	which question or challenge the validity of this Agreement, or the Business Combination or any action taken or to be taken pursuant to this Agreement, or the Business Combination;

except for actions, suits, claims or proceedings which would not, in the aggregate, have a Material Adverse Effect on Vireo nor is Vireo aware of any basis for any such action, suit, claim, proceeding or investigation.

(b)	Other than in respect of laws of the United States Federal government relating to cannabis and its derivatives, Vireo has conducted and is conducting its business in compliance with, and is not in default or violation under, and has not received notice asserting the existence of any default or violation under, any Law applicable to its business or operations, except for non-compliance, defaults and violations which would not, in the aggregate, have a Material Adverse Effect on Vireo.

(c)	Neither Vireo, nor any asset of Vireo is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect on Vireo or which is reasonably likely to prevent Vireo from performing its obligations under this Agreement.

(d)	Vireo has duly filed or made all reports and returns required to be filed by it with any Government and has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Governmental, regulatory or otherwise) which are required in connection with its business and operations, except where the failure to do so has not had and would not have a Material Adverse Effect on Vireo.

2.4	Financial Statements

(a)	The financial statements (including, in each case, any notes thereto) of the Vireo Group of Companies for the years ended December 31, 2017 and 2016 and for the nine month period ended September 30, 2018 were prepared in accordance with IFRS, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated assets, liabilities and financial condition of the Vireo Group of Companies as of the respective dates thereof and the consolidated earnings, results of operations and changes in financial position of the Vireo Group of Companies for the periods then ended.

(b)	Other than as contemplated herein or disclosed in the financial statements or in employment agreements entered into in the ordinary course, there are no contracts with Vireo, on the one hand, and: (i) any officer or director of Vireo; (ii) any holder of 5% or more of the equity securities of Vireo; or (iii) an Associate or Affiliate of a person in (i) or (ii), on the other hand.

2.5	Brokers

Other than in connection with the Financing, neither Vireo nor to the knowledge of Vireo any of its Associates, Affiliates or Advisors have retained any broker or finder in connection with the Amalgamation or the other transactions contemplated hereby, nor have any of the foregoing incurred any liability to any broker or finder by reason of any such transaction.

2.6	Taxes

Each Vireo Group Member has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it prior to the date hereof, all such Tax Returns are complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the most recently published financial statements of Vireo. Vireo's most recent audited consolidated financial statements reflect a reserve in accordance with IFRS for all Taxes payable by the Vireo Group Members for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against any Vireo Group Member, there are no actions, suits, proceedings, investigations or claims pending or threatened against any Vireo Group Member in respect of Taxes or any matters under discussion with any Government relating to Taxes, in each case which are likely to have a Material Adverse Effect on the Vireo Group, and no waivers or written requests for waivers of the time to assess any such Taxes are outstanding or pending. Each Vireo Group Member has remitted to the appropriate tax authorities within the time limits required all amounts collected by it in respect of Taxes. There are no liens for Taxes upon any asset of the Vireo Group except liens for Taxes not yet due.

Article III

REPRESENTATIONS AND WARRANTIES OF CANADIAN FINCO

Canadian Finco represents and warrants to and in favour of Darien and B.C. Subco and acknowledges that Darien and B.C. Subco are relying on such representations and warranties in connection with this Agreement and the transactions contemplated herein:

3.1	Organization and Good Standing

(i)	Canadian Finco is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on Canadian Finco. There are no subsidiaries of Canadian Finco.

(ii)	Canadian Finco has the corporate power and authority to own, lease or operate its properties and to carry on its business as now conducted.

3.2	Consents, Authorizations, and Binding Effect

(i)	Canadian Finco may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(A)	consents, approvals, authorizations and waivers which have been obtained (or will be obtained prior to the Effective Date) and are unconditional, and in full force and effect, and notices which have been given on a timely basis;

(B)	the written consent resolution of the Canadian Finco Shareholders approving the Amalgamation;

(C)	the filing of a Form 13 (Amalgamation Application) with the British Columbia Registrar of Companies under the BCBCA; or

(D)	those which, if not obtained or made, would not prevent or delay the consummation of the Amalgamation or otherwise prevent Canadian Finco from performing its obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect on Canadian Finco.

(ii)	Canadian Finco has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to complete the Amalgamation, subject to the approval of the Canadian Finco Amalgamation Resolution by the Canadian Finco Shareholders.

(iii)	The sole director of Canadian Finco has: (i) approved the Business Combination and the execution, delivery and performance of this Agreement and (ii) directed that the Canadian Finco Amalgamation Resolution be submitted to the Canadian Finco Shareholders.

(iv)	This Agreement has been duly executed and delivered by Canadian Finco and constitutes a legal, valid, and binding obligation of Canadian Finco, enforceable against it in accordance with its terms, except:

(A)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(B)	that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(v)	The execution, delivery, and performance of this Agreement will not:

(A)	constitute a violation of the notice of articles or articles, as amended, of Canadian Finco;

(B)	conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which Canadian Finco is a party or as to which any of its property is subject which in any such case would have a Material Adverse Effect on Canadian Finco;

(C)	constitute a violation of any Law applicable or relating to Canadian Finco or its business except for such violations which would not have a Material Adverse Effect on Canadian Finco; or

(D)	result in the creation of any lien upon any of the assets of Canadian Finco other than such liens as would not have a Material Adverse Effect on Canadian Finco.

Article IV
REPRESENTATIONS AND WARRANTIES OF Darien, B.C. Subco AND US SUBCO

Each of Darien, B.C. Subco and US Subco hereby represents and warrants to Vireo and Canadian Finco as follows and acknowledges that each of Vireo and Canadian Finco is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

4.1	Organization and Good Standing

(a)	Each Darien Group Member is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on Darien or on any such company. Except for B.C. Subco and US Subco, there are no other subsidiaries of Darien.

(b)	Each Darien Group Member has the corporate power and authority to own, lease, or operate its properties and to carry on its business as now conducted.

4.2	Consents, Authorizations, and Binding Effect

(a)	Each of Darien, B.C. Subco and US Subco has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, subject to the approval of the matters set out in the Darien Circular by Darien Shareholders at the Darien Meeting.

(b)	Each of Darien and B.C. Subco has full corporate power and authority to complete the Amalgamation, subject to the B.C. Subco Amalgamation Resolution.

(c)	Each of Darien and US Subco has full corporate power and authority to execute and deliver the Merger Agreement and to perform its respective obligations thereunder, subject to the US Subco Merger Resolution.

(d)	The board of directors of Darien have unanimously: (i) approved the Business Combination and the execution, delivery and performance of this Agreement; (ii) directed that the matters set out in the Darien Circular be submitted to the Darien Shareholders at the Darien Meeting, and unanimously recommended approval thereof; and (iii) approved the execution and delivery of the B.C. Subco Amalgamation Resolution by Darien.

(e)	The board of directors of US Subco have unanimously: (i) approved the US Merger and the execution, delivery and performance of the Merger Agreement; (ii) directed that the Merger Agreement and the US Merger be submitted to Darien as sole holder of the limited liability company interests of US Subco, and unanimously recommended approval thereof; (iii) approved the execution and delivery of the resolution approving the Merger Agreement and the US Merger by Darien.

(f)	The board of directors of B.C. Subco have unanimously approved the Amalgamation and the execution, delivery and performance of this Agreement.

(g)	This Agreement has been duly executed and delivered by Darien, B.C. Subco and US Subco and constitutes a legal, valid, and binding obligation of Darien, B.C. Subco and US Subsco enforceable against each of them in accordance with its terms, except:

(i)	as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)	that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(h)	The execution, delivery, and performance of this Agreement will not:

(i)	constitute a violation of the notice of articles or articles of Darien, the notice of articles or articles of B.C. Subco, or the certificate of formation and operating agreement of US Subco;

(ii)	conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under, or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which any Darien Group Member is a party or as to which any of their property is subject which would in any such case have a Material Adverse Effect on the Darien Group;

(iii)	constitute a violation of any Law applicable or relating to any Darien Group Member or their respective businesses except for such violations which would not have a Material Adverse Effect on any Darien Group Member; or

(iv)	result in the creation of any lien upon any of the assets of any Darien Group Member, other than such liens as would not have a Material Adverse Effect on the Darien Group.

(i)	No Darien Group Member or any Affiliate or Associate of any Darien Group Member, nor to the knowledge of Darien, any director or officer of any Darien Group Member, beneficially owns or has the right to acquire a beneficial interest in any Canadian Finco Shares.

4.3	Litigation and Compliance

(a)	There are no actions, suits, claims or proceedings, whether in equity or at law, or any Governmental investigations pending or, to the knowledge of Darien, threatened:

(i)	against or affecting any Darien Group Member or with respect to or affecting any asset or property owned, leased or used by any Darien Group Member; or

(ii)	which question or challenge the validity of this Agreement or the Amalgamation or any action taken or to be taken pursuant to this Agreement or the Amalgamation;

nor is Darien aware of any basis for any such action, suit, claim, proceeding or investigation.

(b)	Each Darien Group Member has conducted and is conducting its business in compliance with, and is not in default or violation under, and has not received notice asserting the existence of any default or violation under, any Law applicable to the businesses or operations of the Darien Group, except for non-compliance, defaults, and violations which would not, in the aggregate, have a Material Adverse Effect on the Darien Group.

(c)	No Darien Group Member, and no asset of any Darien Group Member, is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect on the Darien Group or which is reasonably likely to prevent Darien, B.C. Subco or US Subco from performing its respective obligations under this Agreement.

(d)	Each Darien Group Member has duly filed or made all reports and returns required to be filed by it with any Government and has obtained all permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Governmental, regulatory or otherwise) which are required in connection with the business and operations of the Darien Group, except where the failure to do so has not had and will not have a Material Adverse Effect on the Darien Group.

4.4	Public Filings; Financial Statements

(a)	Darien has filed all documents required pursuant to applicable Canadian Securities Laws (the “Darien Securities Documents”). As of their respective dates, the Darien Securities Documents complied in all material respects with the then applicable requirements of the Canadian Securities Laws (and all other applicable securities laws) and, at the respective times they were filed, none of the Darien Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Darien has not filed any confidential disclosure reports which have not at the date hereof become public knowledge.

(b)	The consolidated financial statements (including, in each case, any notes thereto) of Darien for the years ended December 30, 2017 and 2016 and for the three and nine month periods ended September 30, 2018 and 2017 included in the Darien Securities Documents were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated assets, liabilities and financial condition of Darien and its consolidated subsidiaries as of the respective dates thereof and the consolidated earnings, results of operations and changes in financial position of Darien and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to customary year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Darien Securities Documents, Darien has not, since September 30, 2018, made any change in the accounting practices or policies applied in the preparation of its financial statements.

(c)	Darien is now, and on the Effective Date will be, a “reporting issuer” (or its equivalent) under Canadian Securities Laws of each of the Provinces of Alberta and British Columbia and Ontario. Darien is not currently in default in any material respect of any requirement of Canadian Securities Laws and Darien is not included on a list of defaulting reporting issuers maintained by any of the securities commissions or similar regulatory authorities in each of such Provinces.

(d)	There has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) since December 30, 2017 with the present or former auditors of the Darien Group.

(e)	No order ceasing or suspending trading in securities of any Darien Group Member or prohibiting the sale of securities by any Darien Group Member has been issued that remains outstanding and, to the knowledge of Darien, no proceedings for this purpose have been instituted, are pending, contemplated or threatened by any securities commission, self-regulatory organization or the TSX-V, except the pending voluntary de-listing from the TSX-V in connection with this Agreement.

(f)	Darien maintains a system of internal accounting controls appropriate for a company of its size and sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)	There are no contracts with Darien, on the one hand, and: (i) except for a verbal agreement for management fees to Gunther Roehlig, any officer or director of the Darien Group; (ii) any holder of 5% or more of the equity securities of Darien; or (iii) an associate or affiliate of a person in (i) or (ii), on the other hand.

4.5	Taxes

Each Darien Group Member has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it prior to the date hereof, all such Tax Returns are complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the most recently published financial statements of Darien. Darien’s most recent audited consolidated financial statements reflect a reserve in accordance with IFRS for all Taxes payable by the Darien Group Members for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against any Darien Group Member, there are no actions, suits, proceedings, investigations or claims pending or threatened against any Darien Group Member in respect of Taxes or any matters under discussion with any Government relating to Taxes, in each case which are likely to have a Material Adverse Effect on the Darien Group, and no waivers or written requests for waivers of the time to assess any such Taxes are outstanding or pending. Each Darien Group Member has withheld from each payment made to any of their past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes required to be withheld therefrom and have paid the same to the proper tax or receiving officers within the time required under applicable Law. Each Darien Group Member has remitted to the appropriate tax authorities within the time limits required all amounts collected by it in respect of Taxes. There are no liens for Taxes upon any asset of the Darien Group except liens for Taxes not yet due. US Subco, at all time since its formation through the Effective Time, will be a disregarded entity for United States income tax purposes.

4.6	Pension and Other Employee Plans and Agreement

Except for stock options granted by Darien, Darien does not maintain or contribute to any Employee Plan.

4.7	Labour Relations

(a)	No employees of any Darien Group Member are covered by any collective bargaining agreement.

(b)	There are no representation questions, arbitration proceedings, labour strikes, slow-downs or stoppages, material grievances, or other labour troubles pending or, to the knowledge of Darien, threatened with respect to the employees of any Darien Group Member; and (ii) to the best of Darien’s knowledge, there are no present or pending applications for certification (or the equivalent procedure under any applicable Law) of any union as the bargaining agent for any employees of any Darien Group Member.

4.8	Contracts, Etc.

(a)	No Darien Group Member is a party to or bound by any Contract other than as disclosed in writing to Vireo.

(b)	Each Darien Group Member and, to the knowledge of Darien, each of the other parties thereto, is in material compliance with all covenants under any material Contract, and no default has occurred which, with notice or lapse of time or both, would directly or indirectly constitute such a default, except for such non-compliance or default under any material Contract as has not had and will not have a Material Adverse Effect on the Darien Group.

(c)	No Darien Group Member is a party to or bound by any Contract that provides for any payment as a result of the consummation of any of the matters contemplated by this Agreement that would result in Darien having a cash balance of less than $nil at the time of the completion of the Business Combination.

4.9	Absence of Certain Changes, Etc.

Except as contemplated by the Business Combination and this Agreement, since September 30, 2018:

(a)	there has been no Material Adverse Change in the Darien Group;

(b)	no Darien Group Member has:

(i)	sold, transferred, distributed, or otherwise disposed of or acquired a material amount of its assets, or agreed to do any of the foregoing, except in the ordinary course of business, except as disclosed in the Darien Circular, by news release or in the Letter of Intent;

(ii)	incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is likely to have a Material Adverse Effect on the Darien Group;

(iii)	made or agreed to make any material capital expenditure or commitment for additions to property, plant, or equipment in excess of $25,000;

(iv)	made or agreed to make any material increase in the compensation payable to any employee or director except for increases made in the ordinary course of business and consistent with presently existing policies or agreement or past practice or as disclosed in writing to Vireo or as will not result in a cash balance of less than $nil as at the Effective Date;

(v)	conducted its operations in any way other than in all material respects in the normal course of business;

(vi)	entered into any material transaction or material Contract, or amended or terminated any material transaction or material Contract, except transactions or Contracts entered into in the ordinary course of business; or

(vii)	agreed or committed to do any of the foregoing; and

(c)	there has not been any declaration, setting aside or payment of any dividend with respect to Darien’s share capital.

4.10	Subsidiaries

(a)	All of the outstanding shares in the capital of B.C. Subco are owned of record and beneficially by Darien free and clear of all liens. All of the outstanding limited liability company interests in the capital of US Subco are owned of record and beneficially by Darien free and clear of all liens. Darien does not own, directly or indirectly, any equity interest of or in any entity or enterprise organized under the Laws of any domestic or foreign jurisdiction other than B.C. Subco and US Subco.

(b)	All outstanding shares in the capital of, or other equity interests in, Darien have been duly authorized and are validly issued, fully paid and non-assessable.

4.11	Capitalization

(a)	As at the date hereof, the authorized capital of Darien consists of an unlimited number of Darien Shares without nominal or par value, of which 12,455,815 Darien Shares are issued and outstanding (prior to giving effect to the Consolidation). Darien has also granted options to purchase a total of 1,240,000 Darien Shares.

(b)	All issued and outstanding shares in the capital of Darien have been duly authorized and are validly issued, fully paid and non-assessable, free of pre-emptive rights.

(c)	There are no authorized, outstanding or existing:

(i)	voting trusts or other agreements or understandings with respect to the voting of any Darien Shares to which any Darien Group Member is a party;

(ii)	securities issued by any Darien Group Member that are convertible into or exchangeable for any Darien Shares;

(iii)	except for options to purchase 1,240,000 Darien Shares, agreements, options, warrants, or other rights capable of becoming agreements, options or warrants to purchase or subscribe for any Darien Shares or securities convertible into or exchangeable or exercisable for any such common shares, in each case granted, extended or entered into by any Darien Group Member;

(iv)	agreements of any kind to which any Darien Group Member is party relating to the issuance or sale of any Darien Shares, or any securities convertible into or exchangeable or exercisable for any Darien Shares or requiring Darien to qualify securities of any Darien Group Member for distribution by prospectus under Canadian Securities Laws; or

(v)	agreements of any kind which may obligate Darien to issue or purchase any of its securities.

4.12	Environmental Matters

Each Darien Group Member is in compliance with all applicable Environmental Laws and has not violated any then current environmental laws as applied at that time. All operations of the Darien Group, past or present, conducted on any real property, leased or owned by any member of the Darien Group, past or present, and such properties themselves while occupied by a member of the Darien Group have been and are in compliance with all Environmental Laws. No Darien Group Member is the subject of: (i) any proceeding, application, order or directive which relates to any environmental, health or safety matter; or (ii) any demand or notice with respect to any Environmental Laws. Each Darien Group Member has made adequate reserves for all reclamation obligations and has made appropriate arrangements, through obtaining reclamation bonds or otherwise to discharge such reclamation obligations, to the extent applicable. No member of the Darien Group has caused or permitted the release of any hazardous substances on or to any of the assets or any other real property owned or leased or occupied by any member of the Darien Group, either past or present, (including underlying soils and substrata, surface water and groundwater) in such a manner as: (A) would be reasonably likely to impose liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property; (B) would be reasonably likely to result in imposition of a lien, charge or other encumbrance on or the expropriation of any of the assets; or (C) at levels which exceed remediation and/or reclamation standards under any Environmental Laws or standards published or administered by those Governmental Authorities responsible for establishing or applying such standards. There is no environmental liability or factors likely to give rise to any environmental liability (i) affecting any of the properties of any Darien Group Member; or (ii) retained in any manner by any Darien Group Member in connection with properties disposed by any Darien Group Member.

4.13	Licence and Title

Darien is the absolute legal and beneficial owner of, and has good and marketable title to, all of its material property or assets (real and personal, tangible and intangible, including leasehold interests) including all the properties and assets reflected in the balance sheet forming part of Darien’s financial statements for the year ended December 30, 2017, except as indicated in the notes thereto, and such properties and assets are not subject to any mortgages, liens, charges, pledges, security interests, encumbrances, claims, demands, Encumbrances or defect in title of any kind except as is reflected in the balance sheets forming part of such financial statements and in the notes thereto and Darien owns, possesses, or has obtained and is in compliance in all material respects with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Authority necessary to conduct its business as currently conducted, in accordance in all material respects with applicable Laws.

4.14	Indebtedness

As at the date of this Agreement, no indebtedness was owing or guaranteed by any Darien Group Member.

4.15	Undisclosed Liabilities

There are no material liabilities of the Darien Group of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which any Darien Group Member may become liable on or after the consummation of the transactions contemplated hereby other than:

(a)	liabilities disclosed on or reflected or provided for in the most recent financial statements of Darien included in the Darien Securities Documents; and

(b)	liabilities incurred in the ordinary and usual course of business of the Darien Group and attributable to the period since December 30, 2017, none of which has had or may reasonably be expected to have a Material Adverse Effect on the Darien Group.

4.16	Due Diligence Investigations

All information relating to the business, assets, liabilities, properties, capitalization or financial condition of the Darien Group, or any member thereof provided by any Darien Group Member or any of its Advisers to Vireo is true, accurate and complete in all material respects.

4.17	Brokers

Except as disclosed to Vireo in writing, no Darien Group Member or, to the knowledge of Darien, any of its respective Associates, Affiliates or Advisers, have retained any broker or finder in connection with the transactions contemplated hereby, nor have any of the foregoing incurred any Liability to any broker or finder by reason of any such transaction.

4.18	Anti-Bribery Laws

None of Darien, B.C. Subco or US Subco nor to the knowledge of Darien, any director, officer, employee or consultant of the foregoing, has (i) violated any anti-bribery or anti-corruption laws applicable to Darien, B.C. Subco or US Subco including but not limited to the U.S. Foreign Corrupt Practices Act and Canada’s Corruption of Foreign Public Officials Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or assisting any representative of Darien, B.C. Subco or US Subco in obtaining or retaining business for or with, or directing business to, any person; or (Y) to any person, in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. None of Darien, B.C. Subco or US Subco nor to the knowledge of Darien, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded Darien, B.C. Subco or US Subco or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws.

Article V
CONDITIONS TO OBLIGATIONS OF Darien, B.C. Subco or US Subco

5.1	Conditions Precedent to Completion of the Business Combination

The obligation of Darien, B.C. Subco or US Subco to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by Darien, B.C. Subco or US Subco:

(a)	The representations and warranties of Vireo set forth in Article II and of Canadian Finco set forth in Article III qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Effective Date as if made on the Effective Date, except for such representations and warranties made expressly as of a specified date which, if qualified as to materiality shall be true and correct, or otherwise shall be true and correct in all material respects, as of such date.

(b)	Each of Vireo and Canadian Finco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Effective Date.

(c)	There shall not have occurred any Material Adverse Change in Vireo or in Canadian Finco since the date of this Agreement.

(d)	The Darien Shareholders shall have approved the matters set out in the Darien Circular at the Darien Meeting.

(e)	The shareholders of Vireo shall have approved the Merger.

Article VI
CONDITIONS TO OBLIGATIONS OF Vireo AND CANADIAN FINCO

6.1	Conditions Precedent to Completion of the Business Combination

The obligation of each of Vireo and Canadian Finco to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by each of Vireo and Canadian Finco:

(a)	The representations and warranties of Darien, B.C. Subco or US Subco set forth in Article IV qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects as of the date hereof and on the Effective Date as if made on the Effective Date, except for such representations and warranties made expressly as of a specified date which, if qualified as to materiality shall be true and correct, or otherwise shall be true and correct in all material respects, as of such date.

(b)	Darien, B.C. Subco or US Subco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Darien, B.C. Subco or US Subco, respectively, prior to or on the Effective Date.

(c)	There shall not have occurred any Material Adverse Change of Darien or the Darien Group since the date of this Agreement.

(d)	The Darien Shareholders shall have approved the matters set out in the Darien Circular at the Darien Meeting.

(e)	The shareholders of Vireo shall have approved the Merger.

(f)	Darien shall have completed and filed all necessary documents in accordance with the BCBCA in respect of the matters set out in the Darien Circular to be approved at the Darien Meeting and the Name Change shall be effective.

(g)	Each of Vireo and Canadian Finco shall be satisfied that the exchange of Multiple Voting Shares or Super Voting Shares, as applicable, for shares of Vireo and US Subco, and for shares of Canadian Finco, as applicable, shall be exempt from registration under all applicable United States federal and state securities laws.

(h)	All of the current directors and officers of Darien and B.C. Subco, and managers and officers of US Subco, shall have resigned without payment by or any liability to Darien, Vireo, US Subco, Canadian Finco, B.C. Subco or Amalco, and each such director, manager and officer shall have executed and delivered a release in favour of Darien, B.C. Subco, Vireo, US Subco, Canadian Finco and Amalco, in a form acceptable to Darien and Vireo, each acting reasonably.

(i)	Vireo shall be satisfied in its sole discretion that: (A) at the time of the completion of the Business Combination, Darien has a cash balance of not less than $0; and (B) Darien, B.C. Subco and US Subco have no liabilities.

Article VII
MUTUAL CONDITIONS PRECEDENT

7.1	Mutual Conditions Precedent

The obligations of Darien, B.C. Subco, US Subco, Vireo and Canadian Finco to complete the Business Combination are subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived only with the consent in writing of Darien and Vireo:

(a)	all consents, waivers, permits, exemptions, orders, consents and approvals required to permit the completion of the Business Combination, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Vireo or Darien or materially impede the completion of the Business Combination, shall have been obtained;

(b)	no temporary restraining order, preliminary injunction, permanent injunction or other order preventing the consummation of the Business Combination shall have been issued by any federal, state, or provincial court (whether domestic or foreign) having jurisdiction and remain in effect;

(c)	the Subordinate Voting Shares to be issued pursuant to the Business Combination shall have been conditionally approved for listing on the CSE, subject to standard conditions on the Effective Date or as soon as practicable thereafter;

(d)	on the Effective Date, no cease trade order or similar restraining order of any other provincial securities administrator relating to the Darien Shares, the Subordinate Voting Shares, the Multiple Voting Shares, the Super Voting Shares, the Canadian Finco Shares, the B.C. Subco Shares, the US Subco Membership Interests, or the Amalco Shares shall be in effect;

(e)	there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, before any court or Governmental Authority, agency or tribunal, domestic or foreign, that has a significant likelihood of success, seeking to restrain or prohibit the consummation of the Business Combination or any of the other transactions contemplated by this Agreement;

(f)	the distribution of Amalco Shares, Subordinate Voting Shares, Multiple Voting Share and Super Voting Shares pursuant to the Business Combination shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Law either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons) or pursuant to section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators); and

(g)	this Agreement shall not have been terminated in accordance with its terms.

Article VIII
CLOSING

8.1	Closing

The Closing shall take place at the offices of Vireo’s counsel, Cassels Brock & Blackwell LLP at 11:00 a.m. (Toronto time) on the Effective Date or on such other date as Vireo and Darien may agree.

8.2	Termination of this Agreement

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the B.C. Subco Amalgamation Resolution by Darien or the US Subco Merger Resolution by Darien or the matters set out in the Darien Circular by the Darien Shareholders or any other matters presented in connection with the Business Combination:

(a)	by mutual written consent of the Parties;

(b)	by Darien or Vireo if there has been a breach of any of the representations, warranties, covenants and agreements on the part of the other Party (the “Breaching Party”) set forth in this Agreement, which breach has or is likely to result in the failure of the conditions set forth in Section 4.1, 5.1 or 6.1, as the case may, to be satisfied and in each case has not been cured within ten (10) Business Days following receipt by the Breaching Party of written notice of such breach from the non-breaching Party (the “Non-Breaching Party”);

(c)	by any Party if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Business Combination shall have become final and non-appealable.

8.3	Survival of Representations and Warranties; Limitation

The representations and warranties set forth in herein shall expire and be terminated on the earlier of the Effective Date or the termination of this Agreement.

Article IX

MISCELLANEOUS

9.1	Further Actions

From time to time, as and when requested by any Party, the other Parties shall execute and deliver, and use all commercially reasonable efforts to cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably requested in order to:

(a)	carry out the intent and purposes of this Agreement;

(b)	effect the Amalgamation (or to evidence the foregoing); and

(c)	consummate and give effect to the other transactions, covenants and agreements contemplated by this Agreement.

9.2	Entire Agreement

This Agreement, which includes the Schedules hereto and the other documents, agreements, and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the Parties with respect to matters dealt within herein and, except as expressly provided herein, supersedes all prior arrangements or understandings with respect thereto, including the Letter of Intent.

9.3	Descriptive Headings

The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.4	Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by electronic mail, nationally recognized overnight courier, or registered or certified mail, postage prepaid, addressed as follows:

(a)	If to Darien or B.C. Subco:

Darien Business Development Corp.

410-1040 West Georgia Street
Vancouver, British Columbia
V6E4H1

Attention:	Gunther Roehlig
E-mail:	groehlig@gmail.com

(b)	If to Vireo or to Canadian Finco:

c/o Vireo Health, Inc.
1330 Lagoon Avenue, 4th Floor

Minneapolis, MN 55408 USA

Attention:	Michael Schroeder
E-mail:	michaelschroeder@vireohealth.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

2100 Scotia Plaza, 40 King Street West

Toronto, ON M5H 3C2

Attention:	Frank DeLuca
Email:	fdeluca@casselsbrock.com

Any such notices or communications shall be deemed to have been received: (i) if delivered personally or sent by nationally recognized overnight courier or by electronic mail, on the date of such delivery; or (ii) if sent by registered or certified mail, on the third Business Day following the date on which such mailing was postmarked. Any Party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

9.5	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal laws of Canada applicable therein, but references to such laws shall not, by conflict of laws, rules or otherwise require application of the law of any jurisdiction other than the Province of British Columbia and the Parties hereby further irrevocably attorn to the jurisdiction of the Courts of the Province of British Columbia in respect of any matter arising hereunder or in connection with the transactions contemplated in this Agreement.

9.6	Enurement and Assignability

This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, provided that this Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Parties, and any purported assignment by any Party without the prior written consent of the other Parties shall be void.

9.7	Confidentiality

The Parties agree that no disclosure or announcement, public or otherwise, in respect of the Business Combination, this Agreement or the transactions contemplated herein shall be made by any Party or its representatives without the prior agreement of the other Parties as to timing, content and method, hereto, provided that the obligations herein will not prevent any Party from making, after consultation with the other Parties, such disclosure as its counsel advises is required by applicable Law or the rules and policies of the CSE, TSX-V (or any other relevant stock exchange). If any of Darien, Vireo, Canadian Finco, US Subco or B.C. Subco is required by applicable Law or regulatory instrument, rule or policy to make a public announcement with respect to the Business Combination, such Party hereto will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement.

Except as and only to the extent required by applicable Law, the Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner, other than for the purposes of evaluating the Business Combination.

9.8	Remedies

The Parties acknowledge that an award of money damages may be inadequate for any breach of the obligations undertaken by the Parties and that the Parties shall be entitled to seek equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, each of the Parties waive the defense that there is an adequate remedy at law. Without limiting any remedies any Party may otherwise have, in the event any Party refuses to perform its obligations under this Agreement, the other Party shall have, in addition to any other remedy at law or in equity, the right to specific performance.

9.9	Waivers and Amendments

Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

9.10	Illegalities

In the event that any provision contained in this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

9.11	Currency

Except as otherwise set forth herein, all references to amounts of money in this Agreement are to United States Dollars.

9.12	Third-Party Beneficiaries

This Agreement is strictly between the Parties and, except as specifically provided herein, no other person or entity and no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

9.13	Counterparts

This Agreement may be executed in any number of counterparts by original or telefacsimile signature, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all the parties reflected hereon as signatories.

[REMAINDER OF THE AGREEMENT IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

DARIEN BUSINESS DEVELOPMENT CORP.

By:	/s/ Gunther Roehlig
	Name:	Gunther Roehlig
	Title:	President

VIREO HEALTH, INC.

By:	/s/ Amber Shimpa
	Name:	Amber Shimpa
	Title:	CFO

VIREO FINCO (CANADA) INC.

By:	/s/ Amber Shimpa
	Name:	Amber Shimpa
	Title:	President and Director

1197027 B.C. LTD.

By:	/s/ Gunther Roehlig
	Name:	Gunther Roehlig
	Title:	President

DARIEN MERGER SUB, LLC

By:	/s/ Gunther Roehlig
	Name:	Gunther Roehlig
	Title:	President

Schedule A

DEFINITIONS

“Advisers” when used with respect to any Person, shall mean such Person’s directors, officers, employees, representatives, agents, counsel, accountants, advisers, engineers, and consultants.

“Affiliate” has the meaning ascribed to such term in National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

“Agreement” means this Business Combination Agreement, as it may be amended or supplemented at any time and from time to time after the date hereof.

“Amalco” means the corporation resulting from the Amalgamation.

“Amalco Shares” means common shares in the capital of Amalco.

“Amalgamation” means an amalgamation of B.C. Subco and Canadian Finco pursuant to Section 269 of the BCBCA, on the terms and subject to the conditions set out in the Amalgamation Agreement and this Agreement, subject to any amendments or variations thereto made in accordance with the provisions of the Amalgamation Agreement and this Agreement.

“Amalgamation Agreement” means the amalgamation agreement in a form to be agreed between Darien and Vireo, each acting reasonably to be entered into between B.C. Subco and Canadian Finco pursuant to Section 269 of the BCBCA, to effect the Amalgamation.

“Amalgamation Application” means the Form 13 to be jointly completed and filed by Darien and Canadian Finco with the Registrar of Companies under the BCBCA, in a form to be agreed between Darien and Vireo, each acting reasonabl,y giving effect to the Amalgamation of B.C. Subco and Canadian Finco upon and subject to the terms of this Agreement.

“Associate” has the meaning ascribed to such term in the Securities Act (British Columbia).

“BCBCA” means the Business Corporations Act (British Columbia), as amended;

“B.C. Subco” means 1197027 B.C. Ltd., a wholly-owned subsidiary of Darien, created for the purpose of effecting the Business Combination.

“B.C. Subco Amalgamation Resolution” means the resolution of Darien, as sole shareholder of B.C. Subco, approving the Amalgamation and adopting the Amalgamation Agreement.

“B.C. Subco Shares” means the common shares in the capital of B.C. Subco.

“Breaching Party” has the meaning ascribed to such term in Section 7.2(b).

“Business Combination” means the completion of the steps set out in Article I on the basis set out in this Agreement.

“Business Day” means any day other than a Saturday or Sunday or other day on which Canadian Chartered Banks located in the City of Vancouver or the City of Toronto are required or permitted to close.

“Canadian Finco Amalgamation Resolution” means the resolution of the sole shareholder of Canadian Finco, approving the Amalgamation and adopting the Amalgamation Agreement.

“Canadian Finco Compensation Options” means options to acquire securities of Canadian Finco granted to certain agents as compensation pursuant to the Financing.

“Canadian Finco Shareholders” means the holders of the issued and outstanding Canadian Finco Shares.

“Canadian Finco Shares” means the common shares in the capital of Canadian Finco.

“Canadian Securities Laws” means the Securities Act (or equivalent legislation) in each of the provinces and territories of Canada and the respective regulations under such legislation together with applicable published rules, regulations, policy statements, national instruments and memoranda of understanding of the Canadian Provincial Securities Administrators and the securities regulatory authorities in such provinces and territories.

“Certificate of Amalgamation” means the certificate of amalgamation to be used by the Registrar of Companies under the BCBCA pursuant to section 281 of the BCBCA following the following the filing of the Amalgamation Application.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Disclosing Party or its business, properties and assets made available to the Receiving Party; provided that it does not include information which: (a) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of Section 8.7 by the Receiving Party; (b) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that, to the reasonable knowledge of the Receiving Party, such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information; (c) is developed by the Receiving Party independently of any disclosure by the Disclosing Party; or (d) was in the Receiving Party’s possession prior to its disclosure by the Disclosing Party.

“Consolidation” has the meaning given to that term in the Recitals.

“Contract” means any contract, lease, agreement, instrument, license, commitment, order, or quotation, written or oral.

“CSE” means the Canadian Securities Exchange.

“Darien” means Darien Business Development Corp., a corporation existing under the BCBCA.

“Darien Circular” means the management information circular of Darien dated February 8, 2019 in respect of a special meeting of shareholders to be held on March 8, 2019, as the same may be amended or supplemented in accordance with this agreement from time to time.

“Darien Compensation Options” means options to acquire securities of Darien to be issued to former holders of Canadian Finco Compensation Options, which options will be substantially on the same terms and conditions as the Canadian Finco Compensation Options except for the right to receive Subordinate Voting Shares in lieu of common shares of Canadian Finco upon, among other things, payment of the applicable exercise price.

“Darien Group” means and includes Darien, B.C. Subco and US Subco, and the other Darien Group Members.

“Darien Group Member” means and includes Darien and any corporation, partnership or company in which Darien beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profit interest, capital or other similar interest thereof or any joint venture in which Darien has a direct or indirect interest.

“Darien Meeting” means the special meeting of the Darien Shareholders to be held to approve the matters set out in the Darien Circular and any and all adjournments or postponements of such meeting.

“Darien Securities Documents” has the meaning ascribed to such term in Section 3.4(a).

“Darien Shareholders” means the holders of Darien Shares.

“Darien Shares” means the common shares in the capital of Darien prior to giving effect to the Consolidation and the Reclassification.

“Disclosing Party” means any Party or its representatives disclosing Confidential Information to the Receiving Party.

“Effective Date” has the meaning ascribed to such term in Section 1.6(e).

“Effective Time” means the time of filing of the Amalgamation Application with the British Columbia Registrar of Companies under the BCBCA on the Effective Date.

“Employee Plans” means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, maintained for employees, including, without limitation:

(a)	any employee benefit plan or material fringe benefit plan;

(b)	any retirement savings plan, pension plan or compensation plan, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement income plan;

(c)	any bonus, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, hospitalization, health, drug, dental, legal disability, insurance (including without limitation unemployment insurance), vacation pay, severance pay or other benefit plan, arrangement or practice with respect to employees or former employees, individuals working on contract, or other individuals providing services of a kind normally provided by employees; and

(d)	where applicable, all statutory plans, including, without limitation, the Canada or Québec Pension Plans.

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Environmental Laws” means Laws regulating or pertaining to the generation, discharge, emission or release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment, disposition or remediation or clean-up of any Hazardous Substance, as such Laws are amended and in effect as of the date hereof.

“Financing” means the private placement of Subscription Receipts prior to the Effective Date.

“Government” means:

(a)	the government of Canada, the United States or any other foreign country;

(b)	the government of any Province, State, county, municipality, city, town, or district of Canada, the United States or any other foreign country; and

(c)	any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b), and for greater certainty, includes the TSX-V and the CSE.

“Government Official” means:

(a)	any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority;

(b)	any salaried political party official, elected member of political office or candidate for political office; or

(c)	any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses.

“Governmental” means pertaining to any Government.

“Governmental Authority” means and includes, without limitation, any Government or other political subdivision of any Government, judicial, public or statutory instrumentality, court, tribunal, commission, board, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty, includes the TSX-V.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any applicable Environmental Law.

“IFRS” means International Financial Reporting Standards.

“ITA” means the Income Tax Act (Canada), as amended and all regulations thereunder.

“Income Tax” means any Tax based on or measured by income (including without limitation, based on net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits); and any interest, penalties and additions to tax with respect to any such tax (or any estimate or payment thereof).

“knowledge of Vireo” means the actual knowledge of Kyle Kingsley, Amber Shimpa, Ari Hoffnung, Chad Martinson and Judd Nordquist, without additional inquiry.

“Law” means any of the following of, or issued by, any Government, in effect on or prior to the date hereof, including any amendment, modification or supplementation of any of the following from time to time subsequent to the original enactment, adoption, issuance, announcement, promulgation or granting thereof and prior to the date hereof: any statute, law, act, ordinance, code, rule or regulation of any writ, injunction, award, decree, judgment or order.

“Letter of Intent” means the letter of intent, dated January 10, 2019, between Vireo and Darien related to the Business Combination.

“Liability” of any Person means and include:

(a)	any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured;

(b)	any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(c)	any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise).

“Listing Statement” means the listing statement of Darien to be prepared in accordance with the requirements of the CSE and filed with the CSE in connection with the Business Combination.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Party any change, event, effect, occurrence or state of facts that has, or could reasonably be expected to constitute a material adverse change in respect of or to have a material adverse effect on, the business, properties, assets, liabilities (including contingent liabilities), results of operations or financial condition of the party and its subsidiaries, as applicable, taken as a whole. The foregoing shall not include any change or effects attributable to: (i) any matter that has been disclosed in writing to the other Party or any of its Advisers by a Party or any of its Advisers in connection with this Agreement; (ii) changes relating to general economic, political or financial conditions; or (iii) relating to the state of securities markets in general.

“Merger Agreement” has the meaning ascribed to such term in Section 1.6(a).

“Multiple Voting Shares” means the Multiple Voting Shares of Darien and will have the terms and conditions set out in Schedule C.

“Name Change” means the change of Darien’s name to “Vireo Health International, Inc.”, or such other name designated by Vireo and that is acceptable to the regulatory authorities.

“New Darien Directors” has the meaning ascribed to such term in Section 1.11.

“Non-Breaching Party” has the meaning ascribed to such term in Section 7.2(b).

“Parties” and “Party” means the parties to this Agreement.

“penalty” means any civil or criminal penalty (including any interest thereon), fine, levy, lien, assessment, charge, monetary sanction or payment, or any payment in the nature thereof, of any kind, required to be made to any Government under any Law.

“Person” means any corporation, partnership, limited liability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise or other entity; any individual; and any Government.

“Receiving Party” means any Party or its representatives receiving Confidential Information from a Disclosing Party.

“Reclassification” means the reclassification of the Darien Shares into Subordinated Voting Shares.

“Subordinated Voting Shares” means the Subordinated Voting Shares into which the Darien Shares will be reclassified and will have the terms and conditions set out in Schedule C.

“Subscription Receipt Agreement” means the subscription receipt agreement among Canadian Finco, Vireo, Eight Capital, Canaccord Genuity Corp. and Odyssey Trust Company setting out the terms and conditions of the Subscription Receipts.

“Subscription Receipts” has the meaning ascribed to such term in Section 1.3.

“subsidiary” means, with respect to a specified corporation, any corporation of which more than fifty per cent (50%) of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified corporation, and shall include any corporation in like relation to a subsidiary.

“Super Voting Shares” means the Super Voting Shares of Darien and will have the terms and conditions set out in Schedule C.

“Tax” means any tax, levy, charge or assessment imposed by or due any Government, together with any interest, penalties, and additions to tax relating thereto, including without limitation, any of the following:

(a)	any Income Tax;

(b)	any franchise, sales, use and value added tax or any license or withholding tax; any payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum tax; and any customs duties or other taxes;

(c)	any tax on property (real or personal, tangible or intangible, based on transfer or gains);

(d)	any estimate or payment of any of tax described in the foregoing clauses (a) through (d); and

(e)	any interest, penalties and additions to tax with respect to any tax (or any estimate or payment thereof) described in the foregoing clauses (a) through (e).

“Tax Return” means all returns, amended returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority with jurisdiction over the applicable party.

“TSX-V” means the TSX Venture Exchange.

“US Merger” has the meaning ascribed to such term in the recitals to this Agreement.

“US Subco” means Darien Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Darien, created for the purpose of effecting the Business Combination.

“US Subco Membership Interests” means the limited liability company membership interests in the capital and profits of US Subco.

“US Subco Merger Resolution” means the resolution of Darien, as sole holder of the US Subco Membership Interests, approving the Merger and adopting the Merger Agreement.

“Vireo Common Stock” means the common stock in the capital of Vireo.

“Vireo’s Equity Incentive Plan” means the 2018 Equity Incentive Plan of Vireo.

“Vireo Group Member” means and includes Vireo and any corporation, partnership or company in which Vireo beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profit interest, capital or other similar interest thereof or any joint venture in which Vireo has a direct or indirect interest.

“Vireo Preferred Stock” means, collectively, the Class A, Class B, Class C-1, Class C-2, Class C-3, Class C-4, Class C-5 and Class D preferred stock in the capital of Vireo.

Schedule B

MERGER AGREEMENT

See Attached.

B-1

Schedule C

TERMS OF THE SUBORDINATE, SUPER VOTING AND MULTIPLE VOTING SHARES

Appendix 1
TO SCHEDULE C

Part 27:

1.	An unlimited number of Subordinate Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a)       Voting Rights. Holders of Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

(b)       Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Subordinate Voting Shares.

(c)       Dividends. Holders of Subordinate Voting Shares shall be entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

(d)       Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

(e)       Rights to Subscribe; Pre-Emptive Rights. The holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

(f)        Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

(g)       Conversion of Subordinate Voting Shares Upon an Offer. In the event that an offer is made to purchase Multiple Voting Shares, and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Multiple Voting Shares are then listed, to be made to all or substantially all the holders of Multiple Voting Shares in a province or territory of Canada to which the requirement applies, each Subordinate Voting Share shall become convertible at the option of the holder into Multiple Voting Shares at the inverse of the Conversion Ratio (as defined in Part 29) then in effect, at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares under the offer, and for no other reason. In such event, the transfer agent for the Subordinated Voting Shares shall deposit under the offer the resulting Multiple Voting Shares, on behalf of the holder. To exercise such conversion right, the holder or his or its attorney duly authorized in writing shall:

(i)          give written notice to the transfer agent of the exercise of such right, and of the number of Subordinate Voting Shares in respect of which the right is being exercised;

(ii)         deliver to the transfer agent the share certificate or certificates representing the Subordinate Voting Shares in respect of which the right is being exercised, if applicable; and

(iii)        pay any applicable stamp tax or similar duty on or in respect of such conversion.

No share certificates representing the Multiple Voting Shares, resulting from the conversion of the Subordinate Voting Shares will be delivered to the holders on whose behalf such deposit is being made. If Multiple Voting Shares, resulting from the conversion and deposited pursuant to the offer, are withdrawn by the holder or are not taken up by the offeror, or the offer is abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Multiple Voting Shares being taken up and paid for, the Multiple Voting Shares resulting from the conversion will be re-converted into Subordinate Voting Shares at the then Conversion Ratio and a share certificate representing the Subordinate Voting Shares will be sent to the holder by the transfer agent. In the event that the offeror takes up and pays for the Multiple Voting Shares resulting from conversion, the transfer agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.

Appendix 2
TO SCHEDULE C

Part 28:

1.	An unlimited number of Super Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a)       Issuance. The Super Voting Shares are only issuable in connection with the closing of the Business Combination. For the purposes hereof, “Business Combination” means the business combination of the Company, Vireo, Vireo Finco (Canada) Inc. and certain subsidiaries of the Company to be formed under applicable Canadian and U.S. law, pursuant to a business combination agreement entered into prior to the filing of these articles.

(b)       Voting Rights. Holders of Super Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Super Voting Shares will be entitled to 10 votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 1,000 votes per Super Voting Share.

(c)       Alteration to Rights of Super Voting Shares. As long as any Super Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Consent of the holders of a majority of the outstanding Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held.

(d)       Dividends. The holder of Super Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted to Subordinated Voting Share basis) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Super Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Multiple Voting Shares.

(e)       Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Super Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Super Voting Shares, be entitled to participate rateably along with all other holders of Super Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

(f)        Rights to Subscribe; Pre-Emptive Rights. The holders of Super Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

(g)       Conversion. Holders of Super Voting Shares shall have conversion rights as follows (the “Conversion Rights”):

(i)        Right to Convert. Each Super Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into one fully paid and non-assessable Multiple Voting Share as is determined by multiplying the number of Super Voting Shares held by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Super Voting Share is surrendered for conversion. The initial “Conversion Ratio” for Super Voting Shares shall be one Multiple Voting Share for each Super Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (iv) and (v).

(ii)       Automatic Conversion. A Super Voting Share shall automatically be converted without further action by the holder thereof into one Multiple Voting Share upon the transfer by the holder thereof to anyone other than (i) another Initial Holder, an immediate family member of an Initial Holder or a transfer for purposes of estate or tax planning to a company or person that is wholly beneficially owned by an Initial Holder or immediate family members of an Initial Holder or which an Initial Holder or immediate family members of an Initial Holder are the sole beneficiaries thereof; or (ii) a party approved by the Company. Each Super Voting Share held by a particular Initial Holder shall automatically be converted without further action by the holder thereof into Multiple Voting Shares at the Conversion Ratio for each Super Voting Share held if at any time the aggregate number of issued and outstanding Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder and that Initial Holder’s predecessor or transferor, permitted transferees and permitted successors, divided by the number of Super Voting Shares beneficially owned, directly or indirectly, by that Initial Holder (and the Initial Holder’s predecessor or transferor, permitted transferees and permitted successors) as at the date of completion of the Business Combination is less than 50%. The holders of Super Voting Shares will, from time to time upon the request of the Company, provide to the Company evidence as to such holders’ direct and indirect beneficial ownership (and that of its permitted transferees and permitted successors) of Super Voting Shares to enable the Company to determine if its right to convert has occurred. For purposes of these calculations, a holder of Super Voting Shares will be deemed to beneficially own Super Voting Shares held by an intermediate company or fund in proportion to their equity ownership of such company or fund, unless such company or fund holds such shares for the benefit of such holder, in which case they will be deemed to own 100% of such shares held for their benefit. For the purposes hereof, “Initial Holders” means Kyle Kingsley.

(iii)      Mechanics of Conversion. Before any holder of Super Voting Shares shall be entitled to convert Super Voting Shares into Multiple Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for Multiple Voting Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Multiple Voting Shares are to be issued (each, a “Conversion Notice”). The Company shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Multiple Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Super Voting Shares to be converted, and the person or persons entitled to receive the Multiple Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Multiple Voting Shares as of such date.

(iv)      Adjustments for Distributions. In the event the Company shall declare a distribution to holders of Multiple Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (g)(iv), the holders of Super Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Multiple Voting Shares into which their Super Voting Shares are convertible as of the record date fixed for the determination of the holders of Multiple Voting Shares entitled to receive such Distribution.

(v)       Recapitalizations; Stock Splits. If at any time or from time-to-time, the Company shall (i) effect a recapitalization of the Multiple Voting Shares; (ii) issue Multiple Voting Shares as a dividend or other distribution on outstanding Multiple Voting Shares; (iii) subdivide the outstanding Multiple Voting Shares into a greater number of Multiple Voting Shares; (iv) consolidate the outstanding Multiple Voting Shares into a smaller number of Multiple Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Super Voting Shares shall thereafter be entitled to receive, upon conversion of Super Voting Shares, the number of Multiple Voting Shares or other securities or property of the Company or otherwise, to which a holder of Multiple Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (g) with respect to the rights of the holders of Super Voting Shares after the Recapitalization to the end that the provisions of this Section (g) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Super Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(vi)      No Fractional Shares and Certificate as to Adjustments. No fractional Multiple Voting Shares shall be issued upon the conversion of any share or shares of Super Voting Shares and the number of Multiple Voting Shares to be issued shall be rounded up to the nearest whole Multiple Voting Share. Whether or not fractional Multiple Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Super Voting Shares the holder is at the time converting into Multiple Voting Shares and the number of Multiple Voting Shares issuable upon such aggregate conversion.

(vii)     Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (g), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Super Voting Shares at the time in effect, and (C) the number of Multiple Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Super Voting Share.

(viii)    Effect of Conversion. All Super Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Multiple Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(ix)       Notice. On the date of a Mandatory Conversion, the Company will issue or cause its transfer agent to issue each holder of Super Voting Shares of record on the Mandatory Conversion Date certificates representing the number of Multiple Voting Shares into which the Super Voting Shares are so converted and each certificate representing the Super Voting Shares shall be null and void.

(x)        Retirement of Shares. Any Super Voting Share converted shall be retired and cancelled and may not be reissued as shares of such series or any other class or series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Super Voting Shares accordingly.

(xi)       Disputes. Any holder of Super Voting Shares that beneficially owns more than 5% of the issued and outstanding Super Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the Conversion Ratio, the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares (the “Subordinate Conversion Ratio”) or of the 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation (each as defined in the terms of the Multiple Voting Shares) by the Company to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Company shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the Conversion Ratio, Subordinate Conversion Ratio, 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable. If the holder and the Company are unable to agree upon such determination or calculation of the Conversion Ratio, Subordinate Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Company and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the Conversion Ratio, Subordinate Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(h)       Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Super Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Appendix 3
TO sCHEDULE C

Part 29:

1.	An unlimited number of Multiple Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a)       Voting Rights. Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which for greater certainty, shall initially equal 100 votes per Multiple Voting Share.

(b)       Alteration to Rights of Multiple Voting Shares. As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares and Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held.

(c)       Dividends. The holder of Multiple Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

(d)       Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

(e)       Rights to Subscribe; Pre-Emptive Rights. The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

(f)        Conversion. Subject to the Conversion Restrictions set forth in this section (f), holders of Multiple Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(i)        Right to Convert. Each Multiple Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into fully paid and non-assessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be 100 Subordinate Voting Shares for each Multiple Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (f)(viii) and (ix).

(ii)       Conversion Limitations. Before any holder of Multiple Voting Shares shall be entitled to convert the same into Subordinate Voting Shares, the Board of Directors (or a committee thereof) shall designate an officer of the Company to determine if any Conversion Limitation set forth in Section (f)(iii) or (v) shall apply to the conversion of Multiple Voting Shares.

(iii)      Foreign Private Issuer Protection Limitation: The Company will use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company shall not effect any conversion of Multiple Voting Shares, and the holders of Multiple Voting Shares shall not have the right to convert any portion of the Multiple Voting Shares, pursuant to Section (f) or otherwise, to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”)) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares, Super Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”). The Board of Directors may by resolution increase the 40% Threshold to an amount not to exceed 50% and in the event of any such increase all references to the 40% Threshold herein, shall refer instead to the amended threshold set by such resolution.

Conversion Limitations. In order to effect the FPI Protection Restriction, each holder of Multiple Voting Shares will be subject to the 40% Threshold based on the number of Multiple Voting Shares held by such holder as of the date of the initial issuance of the Multiple Voting Shares and thereafter at the end of each of the Company’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:

X = [(A x 0.4) - B] x (C/D)

Where on the Determination Date:

X =       Maximum Number of Subordinate Voting Shares Available For Issue upon Conversion of Multiple Voting Shares by a holder.

A =       The Number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares issued and outstanding on the Determination Date.

B =       Aggregate number of Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares held of record, directly or indirectly, by U.S. Residents on the Determination Date.

C =       Aggregate number of Multiple Voting Shares held by holder on the Determination Date.

D =       Aggregate number of all Multiple Voting Shares on the Determination Date.

For purposes of this subsection (f)(iii), the Board of Directors (or a committee thereof) shall designate an officer of the Company to determine as of each Determination Date: (A) the 40% Threshold and (B) the FPI Protective Restriction. Within thirty (30) days of the end of each Determination Date (a “Notice of Conversion Limitation”), the Company will provide each holder of record a notice of the FPI Protection Restriction and the impact the FPI Protective Provision has on the ability of each holder to exercise the right to convert Multiple Voting Shares held by the holder. To the extent that requests for conversion of Multiple Voting Shares subject to the FPI Protection Restriction would result in the 40% Threshold being exceeded, the number of such Multiple Voting Shares eligible for conversion held by a particular holder shall be prorated relative to the number of Multiple Voting Shares submitted for conversion. To the extent that the FPI Protective Restriction contained in this Section (f) applies, the determination of whether Multiple Voting Shares are convertible shall be in the sole discretion of the Company.

(iv)       Mandatory Conversion. Notwithstanding subsection (f)(iii), the Company may require each holder of Multiple Voting Shares to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio (a “Mandatory Conversion”) if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(A)       the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”);

(B)        the Company is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act; and

(C)        the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

The Company will issue or cause its transfer agent to issue each holder of Multiple Voting Shares of record a Mandatory Conversion Notice at least 20 days prior to the record date of the Mandatory Conversion, which shall specify therein, (i) the number of Subordinate Voting Shares into which the Multiple Voting Shares are convertible and (ii) the address of record for such older. On the record date of a Mandatory Conversion, the Company will issue or cause its transfer agent to issue each holder of record on the Mandatory Conversion Date certificates representing the number of Subordinate Voting Shares into which the Multiple Voting Shares are so converted and each certificate representing the Multiple Voting Shares shall be null and void.

(v)       Beneficial Ownership Restriction: The Company shall not effect any conversion of Multiple Voting Shares, and a holder thereof shall not have the right to convert any portion of its Multiple Voting Shares, pursuant to section (f) or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Conversion Notice, the Holder (together with the Holder’s Affiliates (each, an “Affiliate” as defined in Rule 12b-2 under the U.S. Exchange Act), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of 9.99% of the number of the Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares issuable upon conversion of the Multiple Voting Shares subject to the Conversion Notice (the “Beneficial Ownership Limitation”).

For purposes of the foregoing sentence, the number of Subordinate Voting Shares beneficially owned by the holder and its Affiliates shall include the number of Subordinate Voting Shares issuable upon conversion of Multiple Voting Shares with respect to which such determination is being made, but shall exclude the number of Subordinate Voting Shares which would be issuable upon (i) conversion of the remaining, non-converted portion of Multiple Voting Shares beneficially owned by the holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates. In any case, the number of outstanding Subordinate Voting Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including Multiple Voting Shares subject to the Conversion Notice, by the holder or its Affiliates since the date as of which such number of outstanding Subordinate Voting Shares was reported. Except as set forth in the preceding sentence, for purposes of this Section (f)(v), beneficial ownership shall be calculated in accordance with Section 13(d) of the U.S. Exchange Act and the rules and regulations promulgated thereunder based on information provided by the shareholder to the Company in the Conversion Notice.

To the extent that the limitation contained in this Section (f)(v) applies and the Company can convert some, but not all, of such Multiple Voting Shares submitted for conversion, the Company shall convert Multiple Voting Shares up to the Beneficial Ownership Limitation in effect, based on the number of Multiple Voting Shares submitted for conversion on such date. The determination of whether Multiple Voting Shares are convertible (in relation to other securities owned by the holder together with any Affiliates) and of which Multiple Voting Shares are convertible shall be in the sole discretion of the Company, and the submission of a Conversion Notice shall be deemed to be the holder’s certification as to the holder’s beneficial ownership of Subordinate Voting Shares of the Company, and the Company shall have the right, but not the obligation, to verify or confirm the accuracy of such beneficial ownership.

The holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section (f)(v), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of the Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares upon conversion of Multiple Voting Shares subject to the Conversion Notice and the provisions of this Section (f)(v) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section (f)(v) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Multiple Voting Shares.

(vi)      Disputes. In the event of a dispute as to the number of Subordinate Voting Shares issuable to a Holder in connection with a conversion of Multiple Voting Shares, the Company shall issue to the Holder the number of Subordinate Voting Shares not in dispute and resolve such dispute in accordance with Section(f)(xiii).

(vii)     Mechanics of Conversion. Before any holder of Multiple Voting Shares shall be entitled to convert Multiple Voting Shares into Subordinate Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for Subordinate Voting Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Subordinate Voting Shares are to be issued (each, a “Conversion Notice”). The Company shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Subordinate Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Multiple Voting Shares to be converted, and the person or persons entitled to receive the Subordinate Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Subordinate Voting Shares as of such date.

(viii)    Adjustments for Distributions. In the event the Company shall declare a distribution to holders of Subordinate Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (f)(viii), the holders of Multiple Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for the determination of the holders of Subordinate Voting Shares entitled to receive such Distribution.

(ix)       Recapitalizations; Stock Splits. If at any time or from time-to-time, the Company shall (i) effect a recapitalization of the Subordinate Voting Shares; (ii) issue Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares; (iii) subdivide the outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares; (iv) consolidate the outstanding Subordinate Voting Shares into a smaller number of Subordinate Voting Shares; or (v) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Multiple Voting Shares shall thereafter be entitled to receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Company or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (f) with respect to the rights of the holders of Multiple Voting Shares after the Recapitalization to the end that the provisions of this Section (f) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Multiple Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(x)        No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share. Whether or not fractional Subordinate Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Multiple Voting Shares the holder is at the time converting into Subordinate Voting Shares and the number of Subordinate Voting Shares issuable upon such aggregate conversion.

(xi)       Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (f), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Multiple Voting Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Multiple Voting Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Multiple Voting Shares at the time in effect, and (C) the number of Subordinate Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Multiple Voting Share.

(xii)      Effect of Conversion. All Multiple Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Subordinate Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(xiii)     Disputes. Any holder of Multiple Voting Shares that beneficially owns more than 5% of the issued and outstanding Multiple Voting Shares may submit a written dispute as to the determination of the conversion ratio or the arithmetic calculation of the conversion ratio of Multiple Voting Shares to Subordinate Voting Shares, the Conversion Ratio, 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation by the Company to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Company shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the conversion ratio, the Conversion Ratio, 40% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable. If the holder and the Company are unable to agree upon such determination or calculation of the Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Company and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the conversion ratio, Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(g)       Conversion Upon an Offer. In addition to the conversion rights set out in Section (f), in the event that an offer is made to purchase Subordinate Voting Shares, and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Subordinate Voting Shares are then listed, to be made to all or substantially all the holders of Subordinate Voting Shares in a province or territory of Canada to which the requirement applies, each Multiple Voting Share shall become convertible at the option of the holder into Subordinate Voting Shares at the Conversion Ratio then in effect, at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right in this Section (g) may only be exercised in respect of Multiple Voting Shares for the purpose of depositing the resulting Subordinate Voting Shares under the offer, and for no other reason. In such event, the transfer agent for the Subordinate Voting Shares shall deposit under the offer the resulting Subordinate Voting Shares, on behalf of the holder.

To exercise such conversion right, the holder or his or its attorney duly authorized in writing shall:

(i)        give written notice to the transfer agent of the exercise of such right, and of the number of Multiple Voting Shares in respect of which the right is being exercised;

(ii)      deliver to the transfer agent the share certificate or certificates representing the Multiple Voting Shares in respect of which the right is being exercised, if applicable; and (iii) pay any applicable stamp tax or similar duty on or in respect of such conversion.

No share certificates representing the Subordinate Voting Shares, resulting from the conversion of the Multiple Voting Shares will be delivered to the holders on whose behalf such deposit is being made. If Subordinate Voting Shares, resulting from the conversion and deposited pursuant to the offer, are withdrawn by the holder or are not taken up by the offeror, or the offer is abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Subordinate Voting Shares being taken up and paid for, the Subordinate Voting Shares resulting from the conversion will be reconverted into Multiple Voting Shares at the inverse of Conversion Ratio then in effect and a share certificate representing the Multiple Voting Shares will be sent to the holder by the transfer agent. In the event that the offeror takes up and pays for the Subordinate Voting Shares resulting from conversion, the transfer agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.

(h)       Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Multiple Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Appendix 4
TO AMENDMENT RESOLUTION

Part 30:

Redemption by the Company.

(1)	Interpretation. For the purposes of this Section, the following terms have the meanings specified below:

“Business” means the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis - derived products in the United States, which include the owning and operating of cannabis licenses.

“Fair Market Value” will equal: (i) the volume weighted average trading price (VWAP) of the Subordinate Voting Shares for the five (5) Trading Day period immediately after the date of the Redemption Notice on the Canadian Securities Exchange or other national or regional securities exchange on which such shares are listed, or (ii) if no such quotations are available, the fair market value per share of the Subordinate Voting Shares to be redeemed as set forth in the Valuation Opinion.

“Governmental Authority” or “Governmental Authorities” means any United States or foreign, federal, state, county, regional, local or municipal government, any agency, administration, board, bureau, commission, department, service, or other instrumentality or political subdivision of the foregoing, and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or monetary policy (including any court or arbitration authority).

“Licenses” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers and entitlements issued by a Governmental Authority required for, or relating to, the conduct of the Business.

“Ownership” (and derivatives thereof) means (i) ownership of record as evidenced in the Company’s share register, (ii) “beneficial ownership” as defined in Section 1 of the Business Corporations Act (British Columbia), or (iii) the power to exercise control or direction over a security;

“Person” means an individual, partnership, corporation, limited liability company, trust or any other entity.

“Redemption” has the meaning ascribed in Section 5.

“Redemption Date” means the date on which the Company will redeem and pay for the Subordinate Voting Shares pursuant to Section 5. The Redemption Date will be not less than thirty (30) Trading Days following the date of the Redemption Notice unless a Governmental Authority requires that the Subordinate Voting Shares be redeemed as of an earlier date, in which case, the Redemption Date will be such earlier date and if there is an outstanding Redemption Notice, the Company will issue an amended Redemption Notice reflecting the new Redemption Date forthwith.

“Redemption Notice” has the meaning ascribed thereto in Section 6.

“Redemption Price” means the price per Subordinate Voting Share to be paid by the Company on the Redemption Date for the redemption of Shares pursuant to Section 5 and will be equal to the Fair Market Value of a Subordinate Voting Share, unless otherwise required by any Governmental Authority;

“Significant Interest” means ownership of five percent (5%) or more of all of the issued and outstanding Subordinate Voting Shares of the Company, assuming conversion of all Multiple Voting Shares and Super Voting Shares into Subordinate Voting Shares.

“Subject Shareholder” means a person, a group of persons acting in concert or a group of persons who, the board reasonably believes, are acting jointly or in concert.

“Trading Day” means a day on which trades of the Subordinate Voting Shares are executed on the Canadian Securities Exchange or any national or regional securities exchange on which the Subordinate Voting Shares are listed.

“Unsuitable Person” means (i) any person (including a Subject Shareholder) with a Significant Interest who a Governmental Authority granting the Licenses has determined to be unsuitable to own Subordinate Voting Shares; or (ii) any person (including a Subject Shareholder) with a Significant Interest whose ownership of Subordinate Voting Shares may result in the loss, suspension or revocation (or similar action) with respect to any Licenses or in the Company being unable to obtain any new Licenses in the normal course, including, but not limited to, as a result of such person's failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a Governmental Authority, as determined by the board, in its sole discretion, after consultation with legal counsel and if a license application has been filed, after consultation with the applicable Governmental Authority.

“Valuation Opinion” means a valuation and fairness opinion from an investment banking firm of nationally recognized standing in Canada (qualified to perform such task and which is disinterested in the contemplated redemption and has not in the then past two years provided services for a fee to the Company or its affiliates) or a disinterested nationally recognized accounting firm.

(2)	Subject to Section 4, no Subject Shareholder will acquire or dispose of a Significant Interest, directly or indirectly, in one or more transactions, without providing 15 days' advance written notice to the Company by mail sent to the Company's registered office to the attention of the Corporate Secretary.

(3)	If the board reasonably believes that a Subject Shareholder may have failed to comply with the provisions of Section 2, the Company may apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction for an order directing that the Subject Shareholder disclose the number of Shares held.

(4)	The provisions of Sections 2 and 3 will not apply to the ownership, acquisition or disposition of Subordinate Voting Shares as a result of:

(a)	any transfer of Subordinate Voting Shares occurring by operation of law including, inter alia, the transfer of Subordinate Voting Shares of the Company to a trustee in bankruptcy;

(b)	an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold Subordinate Voting Shares for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with Section 2; or

(c)	the conversion, exchange or exercise of securities of the Company (other than the Subordinate Voting Shares) duly issued or granted by the Company, into or for Subordinate Voting Shares, in accordance with their respective terms.

(5)	At the option of the Company, Shares owned by an Unsuitable Person may be redeemed by the Company (the "Redemption'') for the Redemption Price out of funds lawfully available on the Redemption Date. Shares redeemable pursuant to this Section 5 will be redeemable at any time and from time to time pursuant to the terms hereof.

(6)	In the case of a Redemption, the Company will send a written notice to the holder of the Shares called for Redemption, which will set forth: (i) the Redemption Date, (ii) the number of Subordinate Voting Shares to be redeemed on the Redemption Date, (iii) the formula pursuant to which the Redemption Price will be determined and the manner of payment therefor, (iv) the place where such Subordinate Voting Shares (or certificate thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion (if the Resulting Issuer is no longer listed on the Canadian Securities Exchange or another recognized securities exchange), and (vi) any other requirement of surrender of the Subordinate Voting Shares to be redeemed (the "Redemption Notice"). The Redemption Notice may be conditional such that the Company need not redeem the Subordinate Voting Shares owned by an Unsuitable Person on the Redemption Date if the board determines, in its sole discretion, that such Redemption is no longer advisable or necessary on or before the Redemption Date. The Company will send a written notice confirming the amount of the Redemption Price as soon as possible following the determination of such Redemption Price.

(7)	The Company may pay the Redemption Price by using its existing cash resources, incurring debt, issuing additional Subordinate Voting Shares, issuing a promissory note in the name of the Unsuitable Person, any other means source permitted by applicable law, or by using a combination of the foregoing sources of funding.

(8)	To the extent required by applicable laws, the Company may deduct and withhold any tax from the Redemption Price. To the extent any amounts are so withheld and are timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes herein as having been paid to the Person in respect of which such deduction and withholding was made.

(9)	On and after the date the Redemption Notice is delivered, any Unsuitable Person owning Subordinate Voting Shares called for Redemption will cease to have any voting rights with respect to such Subordinate Voting Shares and on and after the Redemption Date specified therein, such holder will cease to have any rights whatsoever with respect to such Subordinate Voting Shares other than the right to receive the Redemption Price, without interest, on the Redemption Date; provided, however, that if any such Subordinate Voting Shares come to be owned solely by persons other than an Unsuitable Person (such as by transfer of such Subordinate Voting Shares to a liquidating trust, subject to the approval of any applicable Governmental Authority), such persons may exercise voting rights of such Subordinate Voting Shares and the board may determine, in its sole discretion, not to redeem such Subordinate Voting Shares. Following any Redemption in accordance with the terms of this Schedule, the redeemed Subordinate Voting Shares will be cancelled.

(10)	All notices given by the Company to holders of Subordinate Voting Shares pursuant to this Schedule, including the Redemption Notice, will be in writing and will be deemed given when delivered by personal service, overnight courier or first-class mail, postage prepaid, to the holder's registered address as shown on the Company's share register.

(11)	The Company's right to redeem Subordinate Voting Shares pursuant to this Schedule will not be exclusive of any other right the Company may have or hereafter acquire under any agreement or any provision of the articles or notice of articles of the Company or otherwise with respect to the acquisition by the Company of Subordinate Voting Shares or any restrictions on holders thereof.

(12)	In connection with the conduct of its Business, the Company may require that a Subject Shareholder provide to one or more Governmental Authorities, if and when required, information and fingerprints for a criminal background check, individual history form(s), and other information required in connection with applications for Licenses.

(13)	In the event that any provision (or portion of a provision) of this Section or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Section (including the remainder of such provision, as applicable) will continue in full force and effect.